Exhibit (d)(2)(vi)

TRANSAMERICA FUNDS

AMENDMENT TO SUB-ADVISORY AGREEMENT BETWEEN

TRANSAMERICA ASSET MANAGEMENT, INC. AND

AEGON USA INVESTMENT MANAGEMENT, LLC

THIS AMENDMENT is made as of January 6, 2020 to the Sub-Advisory Agreement dated as of March 22, 2011, as amended, (the “Agreement”) between Transamerica Asset Management, Inc. and Aegon USA Investment Management, LLC.

In consideration of the mutual covenants contained herein, the parties agree as follows:

1.	Schedule A. Schedule A to the Agreement is hereby deleted entirely and replaced as follows:

FUNDS	SUB-ADVISER COMPENSATION[1]
Transamerica Balanced II	0.12% of the first $1 billion; and 0.05% in excess of $1 billion.[2]

Transamerica Bond	0.12% of the first $250 million; 0.10% over $250 million up to $500 million; 0.08% over $500 million up to $1 billion; and 0.075% in excess of $1 billion.

Transamerica Floating Rate	0.25% of the first $1 billion; 0.23% over $1 billion up to $1.5 billion; 0.22% over $1.5 billion up to $2 billion; and 0.21% over $2 billion.

Transamerica High Yield Bond	0.35% of the first $20 million; 0.24% over $20 million up to $40 million; 0.19% over $40 million up to $125 million; and 0.14% over $125 million.[3]

Transamerica Intermediate Bond	0.12% of the first $1 billion; and 0.05% over $1 billion.[4]

Transamerica Multi-Managed Balanced	0.12% of the first $1 billion; and 0.05% over $1 billion.[5]

Transamerica Short-Term Bond	0.19% of the first $250 million; 0.16% over $250 million up to $500 million; 0.14% over $500 million up to $1 billion; and 0.13% in excess of $1 billion.

[1]	As a percentage of average daily net assets on an annual basis.
[2]

The calculation of the sub-advisory fees will be based on the combined average daily net assets of Transamerica Intermediate Bond, the portion of assets of Transamerica Multi-Managed Balanced, the portion of assets of Transamerica Multi-Managed Balanced VP, and the portion of assets of Balanced Ret Opt and Bond Ret Opt, each separately managed accounts of Transamerica Life Insurance Company, that are advised by Aegon USA Investment Management, LLC.

[3]	The average daily net assets for the purpose of calculating sub-advisory fees will be determined on a combined basis with Transamerica Aegon High Yield Bond VP.
[4]

The average daily net assets for the purpose of calculating sub-advisory fees will be determined on a combined basis with the portion of assets of Transamerica Multi-Managed Balanced, the portion of assets of Transamerica Multi-Managed Balanced VP, the portion of assets of Transamerica Balanced II, and the portion of assets of Balanced Ret Opt and Bond Ret Opt, each separately managed accounts of Transamerica Life Insurance Company that are advised by Aegon USA Investment Management, LLC.

[5]

The average daily net assets for the purpose of calculating sub-advisory fees will be determined on a combined basis with Transamerica Intermediate Bond, the portion of assets of Transamerica Balanced II, the portion of assets of Transamerica Multi-Managed Balanced VP, the portion of assets of Balanced Ret Opt and Bond Ret Opt, each separately managed accounts of Transamerica Life Insurance Company that are advised by Aegon USA Investment Management, LLC.

In all other respects, the Agreement dated as of March 22, 2011, as amended, is confirmed and remains in full force and effect.

The parties hereto have caused this amendment to be executed as of January 6, 2020.

TRANSAMERICA ASSET MANAGEMENT, INC.

By:	/s/ Christopher A. Staples
Name:	Christopher A. Staples
Title:	Senior Vice President

AEGON USA INVESTMENT MANAGEMENT, LLC

By:	/s/ Stephanie Phelps
Name:	Stephanie Phelps
Title:	CAO